                                                                   EXHIBIT (11)



                            BUCKEYE PARTNERS, L.P.
                       COMPUTATION OF EARNINGS PER UNIT
             (In thousands, except for Units and per Unit amounts)
                                  (Unaudited)


                                        Quarter Ended          Six Months Ended
                                           June 30,                June 30,
                                      -------------------    -------------------
                                        1997       1996        1997       1996
                                       ------     ------      ------     ------
Net income                            $ 11,381   $ 10,259    $ 22,907   $ 21,917

Primary earnings per Unit
 Net income                           $   0.93   $   0.84    $   1.87   $   1.80

Fully-diluted earnings per Unit
 Net income                           $   0.93   $   0.84    $   1.87   $   1.80

Weighted average number of Units
 outstanding:
 Units outstanding at June 30       12,190,813 12,173,668  12,188,348 12,166,807
 Exercise of Options reduced by the
  number of Units purchased with
  proceeds (Primary)                    28,103     17,723      28,910     19,743
                                    ---------- ----------  ---------- ----------
 Total Units outstanding - Primary  12,218,916 12,191,391  12,217,258 12,186,550
                                    ========== ==========  ========== ==========

 Units outstanding at June 30       12,190,813 12,173,668  12,188,348 12,166,807
 Exercise of Options reduced by the
  number of Units purchased with
  proceeds (Fully-diluted)              31,782     17,744      32,675     20,656

 Total Units outstanding -          ---------- ----------  ---------- ----------
  Fully-diluted                     12,222,595 12,191,412  12,221,023 12,187,463
                                    ========== ==========  ========== ==========



Although not required to be presented in the income statement under provisions of APB Opinion No. 15, this calculation is submitted in accordance with Regulations S-K item 601(b)(11).